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                                                                    Exhibit 10.5

                               THE MIDLAND COMPANY
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                           AS AMENDED (January 2000)

1. Pulpos. The purpose of The Midland Company Stock Option Plan for Non-Employee Directors (the "Plan") is to advance the interests of The Midland Company (the "Company") by providing directors who are not full time employees of the Company or its Subsidiaries with an opportunity to obtain a proprietary interest in the Company as an additional incentive to promote its success.

2. Participants. Each director of the Company who is not a full time employee of the Company or its Subsidiaries will be a Participant in the Plan.

3. Grant of Options. On the last business day of January 2000, 2001 and 2002, each Participant shall receive an Option to purchase 2,000 shares of common stock of the Company; provided, however, that the Board of Directors may increase or decrease the number of Options to be granted pursuant to this Section.

4. Stock Subject To Award. Subject to the provisions of paragraph , the total number of shares which may be awarded under the Plan is 250,000 Common Shares of the Company without par value which shall be authorized and unissued shares, or reacquired common shares held as treasury stock. Any shares related to awards which terminate without the issuance of such shares shall be available again for award under the Plan. The shares covered by this Plan are in addition to shares subject to outstanding options previously granted to Participants.

5. Changes In Capital Structure. In the event that the outstanding Common Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number of kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in corporate shares, appropriate adjustment shall be made automatically in the number and kind of shares for the purchase of which options may be granted under the Plan. In addition, appropriate adjustments shall be made automatically in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the Optionee's proportionate interest shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share.

6. Terms and Conditions Of Stock Options. Stock Options shall be evidenced by Stock Option Agreements in such form not inconsistent with this Plan as the Board of Directors shall from time to time determine, provided that the substance of the following be included therein.

         (a) Option Price. The Stock Option exercise price shall be 100% of the Fair Market Value of the Company's common shares on the date the Stock Option is granted.


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         (b) Payment Terms. Shares purchased by exercise of a Stock Option shall be paid for in full at the time of purchase, unless the Committee authorizes payment by delivery of other common shares of the Company which have a Fair Market Value at delivery equal to the purchase price of the shares or by appropriate combination of other common shares and cash.

         (c) Option Tenn. A Stock Option shall expire ten (10) years from the date the Stock Option is granted.

         (d) Exercise. During the time a Stock Option is outstanding, it may be exercised with respect to any or all of the shares covered thereby.

         (e) Nonassignability Of Stock Option Rights. A Stock Option shall not be assignable or transferable by the Optionee except by will or by the laws of descent and distribution. The designation of a beneficiary by a Participant does not constitute a transfer. During the life of an Optionee, the Stock Option shall be exercisable only by him.

         (f) Effect Of Death, Disability or Retirement. If an Optionee ceases to be a director of the Company for any reason whatsoever, any Stock Option or unexercised portion thereof granted to the Optionee, which is otherwise exercisable pursuant to the terms of the Plan, shall terminate three years from the Optionee's last day as a director, or the date of expiration of the option period, whichever occurs earlier.

         (g) Restriction. A Participant may not sell shares acquired through options awarded under this Plan until at least six (6) months after award of such option.

7. Administration Of The Plan. The Board of Directors of the Company shall be responsible for the administration of the Plan.

8. Effective Date And Termination Of Plan. This plan, which has been adopted by the Board of Directors on March 5, 1992, shall be subject to approval by the shareholders of the Company at the next annual meeting of such shareholders or at any other meeting of such shareholders held before April 9, 1992.

         The Board of Directors may terminate this Plan at any time. Termination of the Plan will not affect rights and obligations theretofore granted and then in effect.

         If not terminated earlier, this Plan shall terminate on the tenth anniversary of the later of adoption by the Board of Directors and approved by the shareholders and no Stock Options under this Plan shall be awarded thereafter.

9. Amendment Of Plan. The Board of Directors may at any time amend the Plan, provided that without approval of shareholders there shall be, except by operation of the provisions of paragraph above, no increase in the total number of shares COVERED BY THE PLAN; no change in the class of directors eligible to receive options granted under the Plan; no reduction in the option

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price; no increase in the frequency or number of options awarded to
Participants; no extension of the latest date upon which options may be exercised; and no material increase in the benefits accruing to Participants; and provided further that no amendment may affect any then outstanding options or any unexercised portions thereof Nevertheless, no Plan provisions pertaining to the amount, price or timing of awards or the category of persons eligible to receive awards, may be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code, the Employment Retirement Income Security Act or the rules thereunder.

10. Use Of Proceeds. The proceeds from the sale of shares pursuant to options granted under the Plan shall constitute general funds of the Company.

11. Definitions.

         (a) Fair Market Value. The Fair Market Value of a common share shall be the average of the high and low price for which the Company's common shares have been sold on the American Stock Exchange on the date Fair Market Value is to be determined. If there were no trades on such day, the Fair Market Value shall be the average of the high and low price on the next preceding day on which such trades were made.

         (b) Subsidiga. A Subsidiary of the Company is a subsidiary corporation as defined in Section 425 of the Internal Revenue Code of 1954.